Exhibit 99.1

Sonesta International Hotels Corporation

116 Huntington Avenue, Floor 9
Boston, MA 02116

PROXY SUPPLEMENT, DATED DECEMBER 1, 2011
TO
PROXY STATEMENT, DATED NOVEMBER 21, 2011

This Proxy Supplement updates the information contained in the Proxy Statement, dated November 21, 2011 (the “Proxy Statement”), concerning a special meeting of the stockholders of Sonesta International Hotels Corporation, a New York corporation (“Sonesta”), to be held on Wednesday, December 28, 2011, at 9:00 a.m., local time, at Sonesta’s corporate offices at 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116, to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, as such agreement may be amended from time to time (the “Merger Agreement”), dated as of November 2, 2011, by and among Sonesta, Sonesta Acquisition Corp. (f/k/a Property Acquisition Corp.) (“Parent”) and PAC Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Sonesta and the separate corporate existence of Merger Sub will cease and Sonesta will be the surviving corporation.

SUPPLEMENTAL DISCLOSURE

This supplemental disclosure should be read in conjunction with the Proxy Statement.

On November 21, 2011, a putative class action complaint captioned Broadbased Fund v. Peter Sonnabend, et al., Index No. 653236/2011 was filed in the New York Supreme Court, New York County, Commercial Division against Sonesta, each member of Sonesta's Board of Directors, Hospitality Properties Trust, Parent and Merger Sub. The action was filed by a purported stockholder of Sonesta, on its own and on behalf of a putative class of Sonesta stockholders. The complaint alleges, among other things, that defendants have breached their fiduciary duties to plaintiff and to other stockholders, or aided and abetted such breaches, due to a failure to conduct a thorough and adequate sales process designed to maximize stockholder value and the failure to disclose material information in connection with the proposed merger. The complaint seeks a judgment requiring Sonesta to make corrective disclosures, awarding the plaintiff and class compensatory and/or rescissory damages, and an award of all costs and disbursements of the action, including reasonable attorneys' fees.  On November 28, 2011, plaintiff filed a request for judicial intervention and proposed order to show cause, requesting that the court allow expedited discovery and issue a preliminary injunction to enjoin a stockholder vote on the proposed merger pending completion of expedited discovery and trial of this action.